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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)		November 16, 2005

LODGENET ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD		57107

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On November 16, 2005, the Board of Directors of LodgeNet Entertainment Corporation (the “Company”) adopted a new annual compensation schedule for the Company’s directors. Effective in the first quarter of 2006, the Company’s non-employee directors receive the following compensation, which except as noted is the same as the prior year’s compensation schedule for the Company’s non-employee directors:
•	an annual grant of stock options to purchase 12,000 shares of the Company’s common stock on each anniversary of their election or appointment to the Board;

•	an annual cash retainer of $15,000, increased from $10,000;

•	an annual stock retainer equal to $10,000 paid annually as of July 1; and

•	cash compensation of $1,500 for each committee meeting attended in person and $500 for each telephonic committee meeting attended, increased from $500 and $300, respectively.
     In addition, the plan also includes new provisions such that each committee chairperson will receive additional annual compensation of $5,000 per committee and that any person designated as an audit committee financial expert will receive additional annual compensation of $5,000. All cash compensation will be paid on a quarterly basis. Non-employee directors are reimbursed for their travel and entertainment expenses incurred in connection with their meeting attendance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006	By /s/ Scott C. Petersen
Scott C. Petersen
Its President and Chief Executive Officer